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Pricing Supplement No.11                    Registration Statement No. 333-62422
Dated September 10, 2001                        Filed Pursuant to Rule 424(b)(2)
(To Prospectus Supplement Dated
June 29, 2001 and Prospectus
Dated June 29, 2001)

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

THE MEDIUM-TERM NOTES, AS FURTHER DESCRIBED BELOW AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT UNDER "DESCRIPTION OF NOTES," WILL BEAR INTEREST FROM THE DATE OF ISSUANCE UNTIL THE PRINCIPAL AMOUNT THEREOF IS PAID OR MADE AVAILABLE FOR PAYMENT AT THE RATE SET FORTH BELOW.

Credit Suisse First Boston Corporation's capacity on original issuance:
         |X| As Agent
         |_| As principal. If as principal: |_|  The Notes are being offered at
                                                 varying prices related to
                                                 prevailing market prices at the
                                                 time of resale.
                                            |_|  The Notes are being offered at
                                                 a fixed initial public price
                                                 __% of Principal Amount.

Principal Amount: $100MM            CUSIP: 22541FBH8
Form of Note: Book-Entry Note

Original Issue Date (Settlement Date): September 10, 2001

Specified Currency:  |X|  U.S. dollars         |_|  Other:

Authorized Denominations:  |X|  U.S. $1,000 and integral multiples thereof
                           |_|  Other:

Maturity Date: September 10, 2003
Interest Payment Date(s): Monthly. Pays the 10th of each month.
Subject to the modified following business day convention

Type of Note:

|_|  Fixed Rate Note
         Interest Rate: __%
         Day Count:     |_|  30/360                 |_|  Other:

|X|  Floating Rate Note:
         Interest Rate Basis or Bases:
                  |_|  CD Rate                      |_|  Commercial Paper Rate
                  |_|  Money Market Yield                Federal Funds Rate Open
                       Prime Rate                   |_|  Treasury Rate
                  |X|  LIBOR 1 MONTH
                       LIBOR Telerate               Index Currency:
                                                    Index Maturity:

                  |_|  Other: TELERATE PG  3750
                              TWO LONDON BUSINESS
                              DAYS PRIOR BEGINNING
                              EACH RESET.

         Day Count:        |_|  30/360              |_|  Actual/Actual
                           |X|  Actual/360          |_|  Other:
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Spread (plus or minus): +22                          Spread Multiplier: __%

Initial Interest Rate: TBD

Interest Category
              Regular Floating Rate Note
         |X|  Floating Rate/Fixed Rate Note
                  Fixed Rate Commencement Date:
                  Fixed Interest Rate:
         |_|  Inverse Floating Rate Note:
                  Fixed Interest Rate:
         |_|  Original Issue Discount Note
                  Issue Price:
Initial Interest Reset Date: October 10th, 2001
Interest Reset Date(s): Monthly, Pays the 10th of each month and Maturity. Subject to the modified following business convention.

Maximum Interest Rate: __%                  Minimum Interest Rate: __%

Indexed Principal Note:             |_|  Yes        |X| No
         Manner of Determining Principal Amount Payable at Maturity Date:

Indexed Interest Rate Note:         |_|  Yes        |X| No
         Manner of Determining Principal Amount Payable at Maturity Date:

Dual Currency Note:                 |_|  Yes        |X| No
         Optional Payment Currency:

Amortizing Note:                    |_|  Yes        |X| No
         Amortizing Schedule:

Original Issue Discount Note:       |_|  Yes        |X| No
         Issue Price:

Renewable Note:                     |_|  Yes        |X| No
         Initial Maturity Date:

Optional Redemption:                |_|  Yes        |X| No
         Initial Redemption Date:
         Initial Redemption Percentage: __%

Optional Repayment:                 |_|  Yes        |X| No
         Optional Repayment Date(s):

Optional Extension of Maturity:     |_|  Yes        |X| No
         Final Maturity Date: September 10, 2003

Addendum Attached:                  |_|  Yes        |X| No

Other Provisions:

                           --------------------------

                           CREDIT SUISSE FIRST BOSTON